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                                                                     Exhibit 2.1

                             DISTRIBUTION AGREEMENT


         This DISTRIBUTION AGREEMENT is dated as of June 6, 2002 (this "Agreement") between SWS Group, Inc., a Delaware corporation ("SWS"), and Westwood Holdings Group, Inc., a Delaware corporation ("Westwood").

                               W I T N E S S E T H

         WHEREAS, SWS currently conducts a number of businesses, including asset management services;

         WHEREAS, SWS contributed to Westwood all of the capital stock of Westwood Management Corporation and Westwood Trust, and in exchange therefor Westwood has issued to SWS 5,374 shares of Westwood common stock, $0.01 par value per share ("Westwood Common Stock");

         WHEREAS, the SWS Board of Directors has authorized the distribution of all of the issued and outstanding shares of Westwood Common Stock that continue to be owned by SWS to the holders of its issued and outstanding shares of common stock, par value $0.10 per share (the "SWS Common Stock"), as of the record date, on the basis of one share of Westwood Common Stock for every four shares of SWS Common Stock (the "Distribution");

         WHEREAS, the parties intend that the Distribution qualify as a tax-free transaction under Section 355(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the parties hereto have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         The following terms, as used herein, have the following meanings:

         "Action" means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before or any Governmental Authority or any arbitration or mediation tribunal.

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided, however, that for purposes of this Agreement, any Person who was a member of both Groups prior to the Distribution shall be deemed to be an Affiliate only of the Group of which such Person is a

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member following the Distribution. For the purposes of this definition,
"control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Any contrary provision of this Agreement notwithstanding, neither SWS nor any of its Subsidiaries shall be deemed to be an Affiliate of Westwood.

         "Agreement" has the meaning set forth in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

         "Ancillary Agreement" means each of the Tax Separation Agreement; the Transition Services Agreement; that certain Investment Agreement, dated June 2, 1999, relating to the Southwest Special Reserve Account for the Benefit of PAIB, between Westwood Management Corporation and SWS; that certain Investment Agreement, dated October 3, 1993, relating to the Special Reserve Account for Exclusive Benefit of Customers between Westwood Management Corporation and SWS; that certain Agency Account without Investment Advice Letter of Instruction, dated March 31, 1998, relating to the Southwest Special Reserve Account between Westwood Trust and SWS; and that certain Agency Account without Investment Advice Letter of Instruction, dated as of March 31, 1998, relating to the Special Reserve Account for the Exclusive Benefit of PAIB between Westwood Trust and SWS; as any of such agreements may be amended or superseded from time to time.

         "Boykin Trust" means the Richard A. Boykin, Jr. Family Trust.

         "Commission" means the Securities and Exchange Commission.

         "Distribution" has the meaning set forth in the recitals to this Agreement.

         "Distribution Agent" means Computershare Trust Company, Inc.

         "Distribution Date" means the day as of which the Distribution shall be effected.

         "Distribution Documents" means all of the agreements and other documents entered into in connection with the Distribution as contemplated hereby, including, without limitation, this Agreement and the Ancillary Agreements.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Finally Determined" means, with respect to any Action or other matter, that the outcome or resolution of such Action or matter has been judicially determined by judgment or order not subject to further appeal or discretionary review.

         "Form 10" means the registration statement on Form 10 initially filed by Westwood with the Commission on February 8, 2002 to effect the registration of Westwood Common Stock

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pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

         "Group" means, as the context requires, the Westwood Group or the SWS Group.

         "Indemnified Party" has the meaning set forth in Section 3.4.

         "Indemnifying Party" has the meaning set forth in Section 3.4.

         "Information Statement" means the final Information Statement to be sent to each holder of SWS Common Stock in connection with the Distribution.

         "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

         "Insured Claims" means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the SWS Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable policy limits, including aggregates.

         "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, any action, order, injunction or consent decree of any governmental agency or entity, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

         "Losses" means, with respect to any Person, any and all damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

         "Record Date" means the date determined by the SWS Board of Directors (or determined by a committee of such Board of Directors pursuant to authority delegated to such committee by the SWS Board of Directors) as the record date for determining the holders of SWS Common Stock entitled to receive the Distribution.

         "Return" has the meaning set forth in the Tax Separation Agreement.

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         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "SWS" has the meaning set forth in the preamble.

         "SWS Common Stock" has the meaning set forth in the recitals to this Agreement.

         "SWS Group" means SWS and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the Westwood Group).

         "SWS Liabilities" means all (i) Liabilities of the SWS Group resulting from breaches by the SWS Group under this Agreement, (ii) Liabilities accrued as of the Distribution Date, except as otherwise specifically provided herein, and other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the SWS Group or arising from or in connection with the conduct of the business of the SWS Group (other than the Westwood Business) or the ownership or use of assets in connection therewith and (iii) any Liabilities or expenses of the Westwood Group in excess of $500,000 that arise out of or directly or indirectly relate to the Boykin Trust (such expenses to include unpaid trustee fees owing to Westwood at the time of the Distribution but not thereafter). Notwithstanding the foregoing, "SWS Liabilities" shall exclude (y) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (z) any Liabilities specifically retained or assumed by Westwood pursuant to this Agreement.

         "SWS Policies" means the following insurance policies, together with the rights, benefits and privileges thereunder, which are owned or maintained by or on behalf of SWS or any of its predecessors and which relate to both the business of SWS and the Westwood Business:

Coverage                            Insurer                      Policy Number
--------                            -------                      -------------
Property                            Fidelity & Deposit Co.       FSA0004730-06
Commercial General Liability        Fidelity & Deposit Co.       FSA0004730-06
Business Auto                       Fidelity & Deposit Co.       CAP0008823-07
Umbrella Liability                  Fidelity & Deposit Co.       CCL0004936-07
Fiduciary Liability                 Fidelity & Deposit Co.       FRP0002987-02
Directors & Officer                 National Union Fire          858-18-49
D&O - Excess                        Federal Insurance Co.        70426732
Kidnap & Ransom                     Chubb Group                  8113-81-83C
Financial Institution Bond          National Union Fire          280-68-84

         "Tax" has the meaning set forth in the Tax Separation Agreement.

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         "Tax Separation Agreement" means the Tax Separation Agreement dated as of the date hereof between SWS and Westwood.

         "Third-Party Claim" has the meaning set forth in Section 3.5.

         "Transition Services Agreement" means the Transition Services Agreement dated as of the date hereof between SWS and Westwood.

         "Westwood" has the meaning set forth in the preamble.

         "Westwood Business" means the business of Westwood and its Subsidiaries as conducted as of the date hereof.

         "Westwood Common Stock" has the meaning set forth in the recitals to this Agreement.

         "Westwood Group" means Westwood Holdings Group, Inc. and its Subsidiaries as of and after the Distribution Date (including all predecessors to such Persons).

         "Westwood Liabilities" means all (i) Liabilities of the Westwood Group resulting from breaches by the Westwood Group under this Agreement, (ii) Liabilities expressly assumed by Westwood pursuant to Section 4.5 herein and
(iii) except as otherwise specifically provided herein, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the Westwood Group or arising from or in connection with the conduct of the Westwood Business or the ownership or use of assets in connection therewith. Notwithstanding the foregoing, "Westwood Liabilities" shall exclude: (x) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement), (y) any Liabilities or expenses of the Westwood Group in excess of $500,000 that arise out of or directly or indirectly relate to the Boykin Trust (such expenses to include unpaid trustee fees owing to Westwood at the time of the Distribution but not thereafter) and (z) any Liabilities specifically retained or assumed by SWS pursuant to this Agreement.

                                    ARTICLE 2
                                THE DISTRIBUTION

         Section 2.1  Cooperation Prior to the Distribution

         (a) SWS and Westwood shall prepare, and Westwood shall file with the Commission, the Form 10, which shall include the Information Statement, and which shall set forth appropriate disclosure concerning Westwood and the Distribution. SWS and Westwood shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, SWS shall mail the Information Statement to the holders of SWS Common Stock as of the Record Date.

         (b) SWS and Westwood shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are

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appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by this Agreement and the Ancillary Agreements.

         (c) SWS and Westwood shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

         (d) Westwood shall prepare, file and pursue an application to permit listing of the Westwood Common Stock on the New York Stock Exchange.

         Section 2.2  SWS Board Action; Conditions Precedent to the Distribution

         SWS's Board of Directors shall, in its discretion, establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been waived by SWS or shall have been satisfied:

         (a) the Commission must have declared the Form 10 effective under the Exchange Act;

         (b) the New York Stock Exchange must have approved the listing of the Westwood Common Stock, subject to official notice of issuance;

         (c) the SWS Board of Directors must be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

         (d) the SWS Board of Directors must have approved the Distribution and must not have abandoned, deferred or modified the Distribution at any time before the completion of the Distribution;

         (e) Westwood's Certificate of Incorporation and Bylaws, in substantially the forms filed as exhibits to the Form 10, must be in effect;

         (f) Westwood must have received approval of the change of control of Westwood Trust from the Texas Banking Commissioner or confirmation that a change of control of Westwood Trust has not occurred as a result of the Distribution; and

         (g) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

         Section 2.3  The Distribution

         Subject to the terms and conditions set forth in this Agreement, (i) prior to the Distribution Date, SWS shall deliver to the Distribution Agent for the benefit of holders of

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record of SWS Common Stock on the Record Date, a stock certificate or certificates, endorsed by SWS in blank, representing all of the outstanding shares of Westwood Common Stock held by SWS, (ii) the Distribution shall be effective on the Distribution Date and (iii) SWS shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record (other than SWS as the holder of treasury shares) of SWS Common Stock as of the close of business on the Record Date one share of Westwood Common Stock for every four shares of SWS Common Stock so held. Westwood agrees to provide all certificates for shares of Westwood Common Stock that SWS shall require (after giving effect to Sections 2.4 and 2.5) in order to effect the Distribution.

         Section 2.4 Split of Westwood Common Stock to Accomplish the
Distribution

         Following the filing of Westwood's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and prior to the Distribution Date, Westwood shall effect a stock split in the form of a stock dividend which will result in the ownership by SWS of a number of shares of Westwood Common Stock, rounded to the next higher share, if necessary, equal to one-fourth of the number of shares of SWS Common Stock outstanding (excluding treasury shares) on the Record Date.

         Section 2.5  Fractional Shares

         No certificates representing fractional shares of Westwood Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Westwood Common Stock allocable to each holder of SWS Common Stock as of the Record Date. Upon the determination by the Distribution Agent of the aggregate number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market and shall disburse to each holder entitled thereto the appropriate portion of the resulting cash proceeds (calculated by multiplying the average gross selling price per share times the number of fractional shares allocable to such holder), less a pro rata portion of the aggregate brokerage commission payable in connection with the sale.

         Section 2.6  Intercompany and Third Party Accounts

         All accounts between the SWS Group and the Westwood Group, including receivables, payables and loans, or any other account that may arise (other than receivables, payables and loans otherwise specifically provided for hereunder or under any Ancillary Agreement), as well as all accounts between the SWS Group or the Westwood Group on the one hand, and third parties on the other hand, including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system between the SWS Group and the Westwood Group which exist and have not been settled by the Distribution Date, shall be paid or settled in the ordinary course of business in a manner consistent with the payment or settlement of similar accounts arising from transactions with third parties no later than 30 days after the Distribution Date.

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                                    ARTICLE 3
                                 INDEMNIFICATION

         Section 3.1  Westwood Indemnification of the SWS Group

         (a) Subject to Section 3.3, on and after the Distribution Date, Westwood shall indemnify, defend and hold harmless the SWS Group and the respective directors, officers, employees and Affiliates of each Person in the SWS Group (the "SWS Indemnitees") from and against any and all Losses incurred or suffered by any of the SWS Indemnitees arising out of, or due to the failure of any Person in the Westwood Group to pay, perform or otherwise discharge, any of the Westwood Liabilities.

         (b) Subject to Section 3.3, Westwood shall indemnify, defend and hold harmless each of the SWS Indemnitees and each Person, if any, who controls any SWS Indemnitee within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Westwood shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if, and only to the extent that, such Losses are caused by any untrue statement or omission or alleged untrue statement or alleged omission arising out of information provided by Westwood for inclusion in the Form 10 or Information Statement.

         Section 3.2  SWS Indemnification of Westwood Group

         (a) Subject to Section 3.3, on and after the Distribution Date, SWS shall indemnify, defend and hold harmless the Westwood Group and the respective directors, officers, employees and Affiliates of each Person in the Westwood Group (the "Westwood Indemnitees") from and against any and all Losses incurred or suffered by any of the Westwood Indemnitees and arising out of, or due to the failure of any Person in the SWS Group to pay, perform or otherwise discharge, any of the SWS Liabilities.

         (b) Subject to Section 3.3, SWS shall indemnify, defend and hold harmless each of the Westwood Indemnitees and each Person, if any, who controls any Westwood Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if SWS shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, if, and only to the extent that, such Losses are caused by any untrue statement or omission or alleged untrue statement or alleged omission arising out of information provided by SWS for inclusion in the Form 10 or Information Statement.

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         Section 3.3  Insurance; Third Party Obligations; Tax Benefits; Payments
Received

         Any indemnification pursuant to Sections 3.1 or 3.2 shall be paid net of the amount of any insurance or other amounts that would be payable by any third party (other than expenses owed to Westwood by the Boykin Trust, including unpaid trustee fees owed to Westwood at or prior to the Distribution) to the Indemnified Party (as defined below) in the absence of this Agreement (irrespective of time of receipt of such insurance or other amounts) and net of any tax benefit to the Indemnified Party attributable to the relevant payment or Liability. Such indemnification shall be increased to reflect any tax liability of the indemnified party so that the indemnified party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

         In the event that Westwood receives payment at any time or from time to time from the Boykin Trust for its expenses (including unpaid trustee fees owed to Westwood at or prior to the Distribution) and SWS has made one or more indemnification payments for any Liabilities or expenses that arise out of or directly or indirectly relate to the Boykin Trust, Westwood shall immediately reimburse SWS up to the amount of any such non-reimbursed indemnification payments. To the extent that any payments received by Westwood from the Boykin Trust are in excess of the amount of indemnification payments made by SWS, the difference shall be credited against the $500,000 threshold calculation under
(iii) of "SWS Liabilities" in Article I.

         Section 3.4  Notice and Payment of Claims

         If any SWS Indemnitee or Westwood Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under Article 3 (other than in connection with any Action subject to Section 3.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnified Party shall give the Indemnifying Party an additional notice of its claims for indemnification and if the Indemnifying Party does not give the Indemnified Party written notice objecting to such claims within 10 days after receipt of such additional notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so Finally Determined. Notice and


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payment of all claims shall be in accordance with the provisions of this
Agreement and with a copy of the notice to:

                SWS Group, Inc.
                1201 Elm Street, Suite 3500
                Dallas, Texas 75270
                Telecopy: (214) 859-6020
                Attention: General Counsel

         Section 3.5  Notice and Defense of Third-Party Claims

         Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 3.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within 15 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 3.5; provided that if the Indemnifying Party does not within such 15-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnified Party shall give the Indemnifying Party an additional notice of its claims for indemnification and if the Indemnifying Party does not give the Indemnified Party written notice objecting to such claims within 10 days after receipt of such additional notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to employ counsel to represent such Indemnified Party if, in such Indemnified Party's reasonable judgment, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim that would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party (if the Indemnifying Party elects to assume such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, subject to the foregoing proviso, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense); and (y) the Indemnifying Party may settle or compromise the Third Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third Party Claim, provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or

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against the Indemnified Party, without the prior written consent of the
Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection to liability hereunder has been Finally Determined.

         Section 3.6  Contribution

         If for any reason the indemnification provided for in Section 3.1 or
3.2 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect all relevant equitable considerations.

         Section 3.7  Non-Exclusivity of Remedies

         The remedies provided for in this Article 3 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Party at law or in equity.

         Section 3.8  Termination of Indemnification Obligations

         The obligations of the parties under this Article 3 shall terminate two years after the Distribution Date; provided, however, such obligations shall not terminate with respect to any claim for indemnification or contribution or with respect to which notice is delivered to the Indemnifying Party in accordance with Section 3.4 prior to the date of termination.

                                    ARTICLE 4
                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         Section 4.1  Employees Generally

         As of the Distribution Date, SWS will retain responsibility for all of its current employees (other than employees of Westwood Group), and Westwood will retain responsibility for all employees of Westwood Group (including persons absent from active service by reason of disability or otherwise). As of the Distribution Date, employees of Westwood Group will no longer be deemed employees of SWS Group.

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         Section 4.2  Employee Benefit Plans Generally

         As of the Distribution Date, all SWS medical, dental, disability, life insurance and similar plans provided by SWS Group to its employees shall terminate as to employees of Westwood Group. Westwood will adopt employee benefit plans that will be substantially similar to plans provided by SWS to be effective as of the Distribution Date.

         Section 4.3  SWS Stock Options Held by Westwood Group Employees

         As of the Distribution Date, SWS shall provide for 100% vesting of options to purchase SWS Common Stock held by employees of the Westwood Group. Each option to purchase SWS Common Stock held by an employee of Westwood Group will be amended to substitute Westwood or one of its Subsidiaries for SWS as the employer of such employee. In addition, to the extent that SWS makes any adjustments to its outstanding options as a result of the Distribution, similar adjustments will be made to the SWS options held by Westwood employees.

         Section 4.4 SWS 401(k) Profit Sharing Plan Accounts Held by Westwood Group Employees

         As of the Distribution Date, SWS shall provide for 100% vesting for accounts in the SWS 401(k) Profit Sharing Plan for employees of the Westwood Group. As soon as practicable following the Distribution, the trustees of the SWS 401(k) Profit Sharing Plan will transfer such accounts to the trustees of the Westwood Group 401(k) Profit Sharing Plan.

         Section 4.5 SWS Deferred Compensation Plan Accounts Held by Westwood Group Employees

         As soon as practicable following the Distribution, the trustee of the SWS rabbi trust, which holds the assets of the SWS Deferred Compensation Plan, will transfer the accounts held for the benefit of Westwood Group employees to the trustee of the Westwood Group rabbi trust, which holds the assets of the Westwood Group Deferred Compensation Plan. Contemporaneous with the transfer of the assets to the Westwood Group rabbi trust, SWS will transfer to Westwood, and Westwood will assume, the related liability and unrealized holding gain accounts.

         Section 4.6  Restriction on Solicitation or Employment of Employees

         For a period of one year following the Distribution Date, each of the SWS Group and the Westwood Group agrees that (without the prior written consent of the other) it will not, directly or indirectly, (i) solicit or otherwise attempt to induce or influence any employee of the other Group to terminate employment with his or her then-current employer or (ii) employ any employee of the other Group; provided, that the foregoing shall not apply to the solicitation or hiring of any Person whose employment with a Group terminated at least 90 days prior to the date of such solicitation or hiring for a bona fide reason not intended to circumvent the provisions of this Section 4.6.

                                    ARTICLE 5
                              ACCESS TO INFORMATION

         Section 5.1  Provision of Corporate Records

         Immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, contracts, books, records, Tax Returns (and any information related thereto) and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records, Tax Returns (and any information related thereto) or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records, Tax Returns (and any information related thereto) or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date and, if requested, in hard copy (at the expense of the requesting party), except as otherwise specifically set forth in this Agreement or any Ancillary Agreement.

         Section 5.2  Access to Information

         From and after the Distribution Date, each Group shall, during the time specified in Section 5.5, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data, Tax Returns (and any information related thereto) and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, disclosure reporting and regulatory compliance purposes.

         Section 5.3  Litigation Cooperation

         Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Group's business and operations prior to the Distribution Date in which the requesting party may from time to time be involved.

         Section 5.4  Reimbursement

         Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 5.1, 5.2 or 5.3 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

         Section 5.5  Retention of Records

         Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with past practice of such party (provided that all Tax Returns and information related thereto will be retained for a period of six years). Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

         Section 5.6  Confidentiality

         Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors ("Representatives") to hold in strict confidence all information (other than any such information relating solely to the business or affairs of such party) concerning the other party unless (i) such party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) such information can be shown to have been (A) in the public domain through no fault of such party or (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources. Notwithstanding the foregoing, such party may disclose such information to its Representatives so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. If such party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section. If no such protective order or other remedy is obtained or waiver granted, such party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Such party agrees to be responsible for any breach of this Section by it and its Representatives.

         Section 5.7  Privileged Matters

         The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the SWS Group and each of the members of the Westwood Group, and that each of the members of the SWS Group and each of the members of the Westwood Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. Except as otherwise specifically provided in the Tax Separation

Agreement with respect to tax matters, to allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

         (a) SWS shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the business of SWS (exclusive of the Westwood Business), whether or not the privileged information is in the possession of or under the control of SWS or Westwood. SWS shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting SWS Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by SWS, whether or not the privileged information is in the possession of or under the control of SWS or Westwood.

         (b) Westwood shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Westwood Business, whether or not the privileged information is in the possession of or under the control of SWS or Westwood. Westwood shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Westwood Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by Westwood, whether or not the privileged information is in the possession of Westwood or under the control of SWS or Westwood.

         (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 5.7, with respect to all privileges not allocated pursuant to the terms of Sections 5.7(a) and (b). All privileges relating to any Action, disputes or other matters that involve SWS and Westwood in respect of which such parties retain any responsibility or liability under this Agreement shall be subject to a shared privilege among them.

         (d) No party hereto may waive any privilege which could be asserted under any applicable law, and in which any other party hereto has a shared privilege, without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third-Party Claim or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

         (e) In the event of any Action or dispute between any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto, either such party, to the extent necessary in connection with such Action or dispute, may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to such Action or dispute between the relevant parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to third parties.

         (f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

         (g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former officers or directors has received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information (to the extent such information is available to such party) and to assert any rights it or they may have under this
Section 5.7 or otherwise to prevent the production or disclosure of such privileged information.

         (h) The transfer of all records and other information pursuant to this Agreement is made in reliance on the agreement of SWS and Westwood, as set forth in Sections 5.6 and 5.7, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 5.1 and 5.2 hereof, the agreement to cooperate with respect to litigation pursuant to Section 5.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section
3.5 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

         (i) Any waiver of privilege granted pursuant to this Section 5.7 shall only be valid if given in writing and signed by the Chief Executive Officer, General Counsel or Board of Directors of the party granting such waiver.

                                    ARTICLE 6
                         FURTHER ASSURANCES AND CONSENTS

         In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business.

                                    ARTICLE 7
                                  MISCELLANEOUS

         Section 7.1  Notices

         All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and, except as noted, shall be deemed given when received addressed as follows:

         If to SWS, to:

                SWS Group, Inc.
                1201 Elm Street, Suite 3500
                Dallas, Texas 75270
                Telecopy: (214) 859-6020
                Attention: General Counsel

         With a copy to:

                Gardere Wynne Sewell LLP
                1601 Elm Street, Suite 3000
                Dallas, Texas  75201-4761
                Telecopy: (214) 999-4667
                Attention: David G. McLane

         If to Westwood, to:

                Westwood Holdings Group, Inc.
                300 Crescent Court, Suite 1300
                Dallas, Texas 75201
                Telecopy: (214) 756-6920
                Attention: Brian O. Casey, President

         With a copy to:

                Locke Liddell & Sapp LLP
                2200 Ross Avenue, Suite 2200
                Dallas, Texas 75201
                Telecopy: (214) 740-8800
                Attention: John B. McKnight

Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

         Section 7.2  Amendments; No Waivers

         (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by SWS and Westwood, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 7.3  Expenses

Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the SWS Group in connection with the Distribution and related transactions shall be paid by SWS, and all costs and expenses incurred by the Westwood Group in connection with the Distribution and related transactions shall be paid by Westwood.

         Section 7.4  Insurance Matters

         (a) Continuation of Westwood Rights under SWS Policies. SWS and
             --------------------------------------------------
Westwood agree that, following the Distribution Date, Westwood shall retain all rights of an insured party under each of the SWS Policies with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Distribution Date by any party in or in connection with the conduct of the Westwood Business or against Westwood or any Westwood Subsidiary, to the extent that such injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the SWS Policies. If, subsequent to the Distribution Date, any Person shall assert such a claim whose occurrence is prior to the Distribution Date against Westwood or any Westwood Subsidiary, SWS shall at the time such claim is asserted be deemed to assign, without need of further documentation, to Westwood any and all rights of an insured party under the applicable SWS Policy with respect to such asserted claim, specifically including rights of indemnity, if any, and the right, if any, to be defended by or at the expense of the insurer; provided, however, that nothing in this paragraph shall be deemed to constitute (or to reflect) the assignment of the SWS Policies, or any of them, to Westwood.

         (b) Administration. From and after the Distribution Date, SWS shall be
             --------------
responsible for accounting for premiums, indemnity payments, deductibles and retentions, as appropriate under the terms and conditions of each of the SWS Policies; distributing Insurance Proceeds as contemplated by this Agreement; reporting to insurers its own Insured Claims and those Insured Claims which Westwood has reported to it; and processing and managing Insured Claims made under the SWS Policies based on supporting information and documentation provided by the party submitting such Insured Claim; provided that SWS's retention of the administrative responsibilities for the SWS Policies listed in this paragraph (b) will not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner. Subject to Section 3 hereof, each of SWS and Westwood shall administer and pay any costs related to defending its respective Insured Claims under the SWS Policies to the extent such defense costs are not covered under such policies, and will be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under the SWS Policies. The retention of the SWS Policies by SWS is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under the SWS Policies, including, but no limited to, Westwood and any of its operations, and any Westwood Subsidiary or Affiliate.

         (c) Allocation of Policy Limits. SWS and Westwood agree that where
             ---------------------------
Westwood Liabilities are specifically covered under SWS Policies in effect for periods prior to the Distribution Date, then from and after the Distribution Date Westwood may claim for Insured Claims under each such SWS Policy as and to the extent that such insurance is available up to the full extent of the applicable fixed dollar coverage limits of the policy, subject to the terms of this Section 7.4(c). In the event that the aggregate of Insured Claims by SWS and Westwood have exhausted the fixed dollar coverage limits under a particular SWS Policy, taking into account defense costs to the extent such costs are applied against such limits of such policy, then the party that has utilized more than its "allocable portion" (as defined below) of the fixed dollar coverage limits under such Policy (the "benefited party") shall indemnify the party which utilized less than its allocable portion of such fixed dollar coverage limits (the "non-exceeding party") for any subsequent claim by the non-exceeding party (including, without limitation, defense costs related to such claim) arising out of an insured or insurable occurrence or event under such SWS Policy which would have been an Insured Claim but for the fact that the limits of such SWS Policy were exceeded, up to the difference between such parties allocable portion of the fixed dollar coverage limits under such SWS Policy and the amount of such fixed dollar coverage limits (excluding defense costs to the extent such costs are not applied against the fixed dollar coverage limits) actually utilized by the non-exceeding party (the "maximum reimbursement amount"). The non-exceeding party shall submit to the benefited party the same information and documentation that it would have been required to submit to the insurance carrier under the applicable SWS Policy within the same time frames provided for in such SWS Policy, and the benefited party shall, within 30 days of receipt of documentation supporting such claim, either pay such claim or give written notice denying the claim to the non-exceeding party. Westwood's "allocable portion" is the percentage of consolidated SWS sales attributable to the Westwood Business for the SWS fiscal year during which the event giving rise to the claim occurred (or, with respect to SWS's 2002 fiscal year, for the portion of the 2002 fiscal year prior to the Distribution), and SWS's "allocable portion" is the percentage of consolidated SWS sales attributable to the business of SWS (exclusive of the Westwood Business) for the same period.

         In the event the benefited party denies any claim, then the parties shall select an independent insurance coverage expert within 30 days of the notice of denial. If the parties are unable to agree on an independent insurance coverage expert within 45 days of the notice of denial, and a third independent insurance coverage expert shall be selected by mutual agreement of the first two independent insurance coverage experts within 60 days of the notice of denial. If the parties agree on the selection of an independent insurance coverage expert, such expert so selected, or if the parties do not so agree, the third independent insurance coverage expert so selected, shall interpret the terms, provisions and conditions of the applicable SWS Policy and shall determine, within 45 days of being selected, whether the claim would have been an Insured Claim under such SWS Policy and the amount of reimbursement that the non-exceeding party will receive in settlement of such claims; provided, however, that the aggregate amount of claims paid by a benefited party under this paragraph (c) shall not exceed the maximum reimbursement amount.

         The decision of the independent insurance coverage expert will be final and binding on the parties, and no appeal may be taken from that decision. Fees and costs for attorneys, experts and all independent insurance coverage experts will be borne equally by the parties. This agreement of the parties to submit disputes between them to the procedures set forth in this paragraph (c) will not be deemed a waiver of legal defenses, including, but not limited to, statutes of limitations, that either party may have.

         Except as set forth in this paragraph (c) or in paragraph (d) of this
Section 7.4, SWS and Westwood will not be liable to one another for claims by the other not reimbursed by insurers for any other reason whatsoever not within the control of SWS or Westwood, as the case may be, including, but not limited to, coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, SWS Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Westwood or SWS or any defect in such claim or its processing.

         (d) Allocation of Insurance Deductibles. Insured Claims by both SWS and
             -----------------------------------
Westwood shall be subject to, and shall apply toward the satisfaction of, the full amount of applicable deductibles or self-insured retentions under the SWS Policies; provided that, if the aggregate deductibles or self-insured retentions under any SWS Policy (other than an SWS Policy providing for directors and officers liability coverage) are exceeded and one company benefits from the deductibles or retentions paid by the other, then the benefited company shall reimburse the other company to the extent of such benefit up to its allocable portion of such aggregate deductible or retention within 30 days of receipt of such benefit.

         (e) Allocation of Insurance Proceeds. SWS shall direct the insurance
             --------------------------------
carriers to pay Insurance Proceeds with respect to claims, costs and expenses under the SWS Policies directly to or on behalf of Westwood with respect to Westwood Insured Claims and directly to or on behalf of SWS with respect to SWS's Insured Claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

         (f) In the event that Insured Claims of both Westwood and SWS exist relating to the same occurrence, Westwood and SWS agree to jointly defend such Insured Claim; provided, that, if, in the reasonable judgment of one party, a conflict of interest between SWS and Westwood exists in respect of such Insured Claim or if the other party assumes responsibility for such Insured Claim with any reservations or exceptions, the party which concludes that a conflict exists or that has not assumed responsibility for such Insured Claim will have the right to employ separate counsel reasonably satisfactory to the other party. In that event, the fees and expenses of such separate counsel will be paid by the party retaining such counsel unless the other party shall have indemnified such party against such fees and expenses pursuant to this Agreement or otherwise. Nothing in this Section 7.4 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, by operation of law or otherwise.

         Section 7.5  Successors and Assigns

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made to the satisfaction of the other party so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

         Section 7.6  Governing Law

         This Agreement shall be construed in accordance with and governed by the law of the State of Texas, without regard to the conflicts of laws rules thereof.

         Section 7.7  Counterparts; Effectiveness

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

         Section 7.8  Entire Agreement

         This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

         Section 7.9  Tax Matters

         (a) Except as otherwise provided herein and not inconsistent with the Tax Separation Agreement, this Agreement shall not govern the preparation and filing of any Tax Returns, the payment of, and liability for, any Tax, and the management of any proceedings or contests relating to any Tax, each of which shall be exclusively governed by the Tax Separation Agreement.

         (b) On or before the Distribution Date, SWS shall have received an opinion from Gardere Wynne Sewell LLP, counsel to SWS, in form and substance reasonably satisfactory to SWS, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Distribution Date, the Distribution will constitute a tax-free transaction under Section 355(a) of the Code. In rendering its opinion, SWS's counsel may require and rely upon the truth and accuracy of various representations and covenants, including those contained in the Form 10, the Ancillary Agreements, certificates of officers of SWS, Westwood and others, and other documents, certificates and records they deem necessary or appropriate as a basis for their opinion.

         (c) SWS and Westwood shall comply with all reporting and document retention requirements of the Code, and the regulations promulgated thereunder, applicable to the Distribution.

         Section 7.10  Jurisdiction

         Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Northern District of Texas or any other Texas state court sitting in Dallas County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.1 shall be deemed effective service of process on such party.

         Section 7.11  Existing Arrangements

         Except as otherwise contemplated hereby or by the other Distribution Documents, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between the Westwood Group and the SWS Group shall be terminated effective as of the Distribution Date, if not theretofore terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in the Distribution Documents.

         Section 7.12  Termination Prior to the Distribution

         The SWS Board of Directors may at any time prior to the Distribution abandon the Distribution and, by notice to Westwood, terminate this Agreement (whether or not the SWS Board of Directors has theretofore approved this Agreement and/or the Distribution).

         Section 7.13  Severability

         If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         Section 7.14  Survival

         All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

         Section 7.15  Captions

         The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 7.16  Specific Performance

         Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

         Section 7.17  Release

         Effective upon the Distribution and except as otherwise specifically set forth in this Agreement, each of SWS and Westwood releases and forever discharges the other and its respective directors, officers and Affiliates of and from all Liabilities against such other party, and its respective directors, officers and Affiliates or any of its successors or assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution; provided, however, that the foregoing general

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

release shall not apply to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Agreement or any of the Ancillary Agreements in accordance with their terms.

         IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

SWS GROUP, INC.


By:  /s/ Kenneth R. Hanks
   __________________________________________________
     Executive Vice President


WESTWOOD HOLDINGS GROUP, INC.


By:  /s/ Bryan O. Casey
   __________________________________________________
     Brian O. Casey, President

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